Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 1-646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Full-Year and
Fourth Quarter 2014 Financial Results

Center Valley, PA –July 15, 2014 – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision” or “the Company”), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the naval/maritime, energy and precision industrial sectors, today reported financial results for the fourth quarter and full-year periods of fiscal year 2014, the periods ended March 31, 2014.

Year-end Recap

“We continue to navigate a challenging period for TechPrecision, but are taking steps to prepare the company for better days ahead,” commented Len Anthony, TechPrecision’s Executive Chairman. “A leadership change at Ranor infuses a proven executive with a strong track record of scaling large organization best practices inside smaller entrepreneurial entities as evident from his recent experience working with private equity backed organizations. We look forward to Alexander Shen working with the Ranor team to enable efficient utilization of Ranor’s assets, increased production throughput and the creation of durable customer relationships. In addition, we took steps to resolve the company’s financing situation, with an interim package which eliminates the coverage ratio covenants without materially changing our cash flow. This sets the stage for a long-term financing for the company.”

Mr. Anthony continued, “Our fiscal 2014 results were impacted by $11.4 million in lower sales volume as well as $4.6 million in contract losses associated with two customer orders. We are presently working to recover some of the contract losses on one of the contracts as the losses are associated with a customer requested modification to reduce or delay the number units delivered under a purchase order. The lower sales volume in fiscal 2014, can be attributed to $5.6 million in lower sales volume from our proton beam customer, Mevion Systems, $3 million in reduced sales volume with our polysilicon customer, and $3.1 million in lower sales from our China subsidiary when compared to the sales level reported in fiscal 2013. The majority of contract losses were driven by circumstances that were unique to just two customer orders and the balance of our orders from other customers yielded margins more in-line with our expectations. Now that Mevion’s S250 proton therapy system is actively treating patients at the Siteman Cancer Center and Mevion’s customer base has a clear clinical milestone to support aggressive completion of the other S250 sites under development, we expect to see Mevion’s sales volume replicate and eventually surpass the sales volume achieved in fiscal 2013. As we continue through 2015, our backlog with Mevion Systems should begin to build while our core business within the naval/maritime and energy/nuclear sectors remains steady.”

Fourth Fiscal Quarter 2014 Summary: Three Months Ended March 31

•	Net sales decreased 64% to $3.6 million compared to $9.9 million in the year-ago quarter.

•	Cost of goods sold included $3.1 million of contract losses recorded in the quarter ended March 31, 2014

•	The Company is engaged in an ongoing process to recover most of the contract loss recorded within the fourth quarter.

•	Due to the contract losses and lower revenue, gross margin was negative $2.7 million, or negative 73%, compared to gross profit of $1.6 million or 16.4% gross profit margin, in the year-ago quarter.

•	The net loss was $4.1 million for the fourth quarter compared to a net loss of $1.1 million in the prior year fourth quarter.

Fiscal Year 2014 Summary: 12 Months Ended March 31

•	For the year ended March 31, 2014, net revenue decreased 35% to $21.1 million compared to $32.5 million in the same period last year.

•	Cost of goods sold included $4.9 million of contract losses recorded during the year ended March 31, 2014

•	Gross margin was negative 3.5% for the year compared to 20.2% gross profit margin in the prior fiscal year.

•	Selling, general and administrative expense decreased 25% to $6.1 million from $8.2 million in the prior year.

•	Loss from operations was $6.8 million for the year compared to an operating loss of $1.6 million in the prior year.

•	Net loss was $7.1 million for the year compared to a net loss of $2.4 million in the prior year.

Balance Sheet Summary

At March 31, 2014, TechPrecision had negative working capital of $2.0 million as compared with working capital of $3.1 million at March 31, 2013. As of March 31, 2014, the Company had $1.1 million in cash and cash equivalents compared to $3.1 million at March 31, 2013.

Teleconference Information

The Company will hold a conference call at 2 p.m. Eastern (U.S.) time on Tuesday, July 15, 2014. To participate in the live conference call, please dial 1-888-397-5352 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-719-457-2085. When prompted by the operator, mention Conference Passcode 6570327.

A replay will be available for one week starting on Tuesday, July 15, 2014, at 7:30 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 or 1-858-384-5517. When prompted, enter Conference Passcode 6570327.

The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://public.viavid.com/index.php?id=109994.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Tables Follow --

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended March 31,		Years ended March 31,
	2014	2013	2014	2013
Net sales	$3,608,202	$9,954,751	$21,068,063	$32,472,919
Cost of sales	6,260,181	8,324,088	21,799,856	25,914,345
Gross (loss) profit	(2,651,979)	1,630,663	(731,793)	6,558,574

Selling, general and administrative	1,424,189	1,942,575	6,112,909	8,160,984
Loss from operations	(4,076,168)	(311,912)	(6,844,702)	(1,602,410)

Other income (expense)	17,458	(3,001)	874	(29,586)
Interest expense	(222,059)	(90,396)	(440,634)	(309,799)
Interest income	161	(2,146)	3,598	2,189
Total other expense	(204,440)	(95,543)	(436,162)	(337,196)

Loss before income taxes	(4,280,608)	(407,455)	(7,280,864)	(1,939,606)
Income tax (benefit) expense	(185,473)	707,706	(185,473)	472,331
Net loss	$(4,095,135)	$(1,115,161)	$(7,095,391)	$(2,411,937)
Net loss per share (basic)	$(0.19)	$(0.06)	$(0.34)	$(0.13)
Net loss per share (diluted)	$(0.19)	$(0.06)	$(0.34)	$(0.13)
Weighted average number of shares outstanding (basic)	21,222,166	19,148,224	20,776,914	19,004,897
Weighted average number of shares outstanding (diluted)	21,222,166	19,148,224	20,776,914	19,004,897

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31, 2014	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,086,701	$3,075,376
Accounts receivable, less allowance for doubtful accounts of $25,010 in 2014 and 2013	2,280,469	4,330,637
Costs incurred on uncompleted contracts, in excess of progress billings	5,258,002	4,298,293
Inventories- raw materials	293,326	354,516
Income taxes receivable	8,062	374,030
Current deferred taxes	991,096	255,765
Other current assets	461,245	1,578,484
Total current assets	10,378,901	14,267,101
Property, plant and equipment, net	6,489,212	7,300,248
Other noncurrent assets, net	105,395	--
Total assets	$16,973,508	$21,567,349

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,888,385	$2,537,060
Accrued expenses	3,893,028	1,874,924
Accrued taxes payable	--	232,624
Deferred revenues	1,461,689	253,813
Revolving credit facility	--	500,000
Debt	4,169,771	5,784,479
Total current liabilities	12,412,873	11,182,900
Long-term debt, including capital leases	38,071	31,108
Noncurrent deferred taxes	991,096	255,765
Commitments and contingent liabilities
Stockholders’ Equity:
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with
2,477,508 and 5,532,998 shares issued and outstanding at March 31, 2014 and 2013,
(liquidation preference of $706,090 and $1,576,904 at March 31, 2014 and 2013)	644,110	1,310,206
Common stock -par value $.0001 per share, authorized, 90,000,000 shares issued and outstanding, 23,951,004 shares at March 31, 2014
and 19,956,871 at March 31, 2013	2,395	1,996
Additional paid in capital	6,105,211	5,076,552
Accumulated other comprehensive loss	(55,097)	(221,418)
(Accumulated deficit) retained earnings	(3,165,151)	3,930,240
Total stockholders’ equity	3,531,468	10,097,576
Total liabilities and stockholders’ equity	$16,973,508	$21,567,349

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,095,391)	$(2,411,937)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	953,428	846,012
Loss on sale of equipment	882	--
Stock based compensation expense	362,962	337,023
Deferred income taxes	--	695,762
Provision for contract losses	2,988,931	270,172
Changes in operating assets and liabilities:
Accounts receivable	2,056,509	572,786
Costs incurred on uncompleted contracts, in excess of progress billings	(959,709)	(388,267)
Inventories – raw materials	62,220	19,985
Other current assets	1,059,350	(75,540)
Taxes receivable	365,968	1,824,262
Other noncurrent assets	(105,395)	212,700
Accounts payable	357,115	1,171,600
Accrued expenses	(818,858)	(822,450)
Accrued taxes payable	(232,624)	72,638
Deferred revenues	1,207,223	(545,600)
Net cash provided by operating activities	202,611	1,779,146

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(64,895)	(663,185)
Net cash used in investing activities	(64,895)	(663,185)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of short-term debt	--	500,000
Repayment of long-term debt	(2,126,935)	(1,366,017)
Net cash used in financing activities	(2,126,935)	(866,017)
Effect of exchange rate on cash and cash equivalents	544	1,947
Net (decrease) increase in cash and cash equivalents	(1,988,675)	251,891
Cash and cash equivalents, beginning of period	3,075,376	2,823,485
Cash and cash equivalents, end of period	$1,086,701	$3,075,376